=============================================================================
                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]
Check the appropriate box:
[ ]  Preliminary proxy statement     [ ]  Confidential, For Use of the
                                          Commission Only (as permitted by
[X]  Definitive proxy statement           Rule 14a-6(e)(2))
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Micrel, Incorporated
               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
     ________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:
     ________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction.
     ________________________________________________________________________

(5)  Total fee paid:
     ________________________________________________________________________

     [ ] Fee paid previously with preliminary materials:
     ________________________________________________________________________

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
     ________________________________________________________________________

(2)  Form, Schedule or Registration Statement No.:
     ________________________________________________________________________

(3)  Filing Party:
     ________________________________________________________________________

(4)  Date Filed:
     ________________________________________________________________________

                             MICREL, INCORPORATED
                              1849 Fortune Drive
                          San Jose, California 95131

                   Notice of Annual Meeting of Shareholders
                           To Be Held May 25, 2000


To the Shareholders of Micrel, Incorporated:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Micrel, Incorporated, a California corporation (the "Company"), will be held at the Company's offices located at 1931 Fortune Drive, San Jose, California 95131 on May 25, 2000 at 12:00 p.m. local time, for the following purposes:

   1. ELECTION OF DIRECTORS. To elect five directors of the Company to serve until the 2001 annual meeting or until their successors are duly elected and qualified;

   2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION. To approve an amendment to the Company's Restated Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 100,000,000 shares to 250,000,000 shares.

   3. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

   4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

   The Board of Directors has fixed the close of business on April 3, 2000 as the record date for determining the shareholders entitled to notice of and to vote at the 2000 Annual Meeting and any adjournment or postponement thereof.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU
ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                       By Order of the Board of Directors,


                                              /S/ Raymond D. Zinn
                                       -----------------------------------
                                                 Raymond D. Zinn
                                      President, Chief Executive Officer and
                                         Chairman of the Board of Directors
San Jose, California
April 18, 2000

                             MICREL, INCORPORATED
                              1849 Fortune Drive
                          San Jose, California 95131
                               _______________

                               PROXY STATEMENT
                               _______________

                        Annual Meeting of Shareholders
                                 May 25, 2000


   The enclosed proxy is solicited on behalf of the Board of Directors of Micrel, Incorporated, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 12:00 local time, at the Company's offices at 1931 Fortune Drive, San Jose, California 95131, on May 25, 2000, and at any adjournment or postponement thereof. Only holders of the Company's Common Stock of record on April 3, 2000 will be entitled to vote. Holders of Common Stock are entitled to one vote for each share held. There is no cumulative voting. At the close of business on the record date, there were approximately 41,829,128 shares of the Company's Common Stock outstanding. All Common Stock numbers in this Proxy Statement have been adjusted to reflect the effect of the one-for-one stock dividend declared by the Company payable September 15, 1999.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of Proposals No. 1 and No. 3 presented to shareholders. Proposal
No. 2 will require the affirmative vote of a majority of the shares of the Company's outstanding stock. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of Proposal No. 1 and No. 3 submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR approval of the other proposals in the enclosed proxy statement and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the particular item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered present and entitled to vote for purposes of determining a quorum but not as voting for purposes of determining the approval of Proposals No. 1 and No. 3. Abstentions and broker non-votes will have the effect as a vote against Proposal No. 2. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

   Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing an instrument revoking it, by submitting a duly executed proxy bearing a later date, with the Secretary of the Company prior to the meeting, or by attending the Annual Meeting and electing to vote in person.

   This Proxy Statement and the accompanying proxy were first sent by mail to shareholders on or about April 18, 2000. The costs of this solicitation are being borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

                                PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

   As set by the Board of Directors in accordance with the Bylaws of the Company, the authorized number of directors to be elected is five. Directors will hold office from the time of their election until the 2001 annual meeting or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes will be elected as directors. Only votes cast for a nominee will be counted in determining whether that nominee has been elected as director. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

   The following five persons have been nominated by the Board of Directors for election to the Board: Raymond D. Zinn, Warren H. Muller, Larry L. Hansen, George Kelly and Dale L. Peterson. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the persons appointed by proxy may in their discretion determine.

   The experience and background of each of the nominees are set forth below.

   Raymond D. Zinn, age 62, is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of its Board of Directors since the Company's inception in 1978. Prior to co-founding the Company, Mr. Zinn held various management and manufacturing executive positions in the semiconductor industry at Electromask TRE, Electronic Arrays, Inc., Teledyne, Inc., Fairchild Semiconductor Corporation and Nortek, Inc. He holds a B.S. in Industrial Management from Brigham Young University and a M.S. in Business Administration from San Jose State University.

   Warren H. Muller, age 61, is a co-founder of the Company and has served as a member of the Company's Board of Directors and as its Vice President of Test Operations since the Company's inception in 1978. In 1999, Mr. Muller assumed the position of Chief Technology Officer. He was previously employed in various positions in semiconductor processing and testing at Electronic Arrays, Inc. and General Instruments Corporation. Mr. Muller holds a B.S.E.E. from Clarkson College.

   Larry L. Hansen, age 71, joined the Company's Board of Directors in
June 1994. From October 1988 to January 1991, Mr. Hansen served as Executive Vice President of Tylan General, Inc. From February 1964 to September 1988, Mr. Hansen was employed by Varian Associates, where he last served as Executive Vice President. From 1975 to 1979, Mr. Hansen served as Chairman of the U.S. Department of Commerce Technical Advisory Committee on Semiconductor Manufacturing Equipment. Mr. Hansen serves on the Board of Directors of Signal Technology Corp. and Electro Scientific Industries, Inc.

   George Kelly, age 65, joined the Company's Board of Directors in
June 1994. He is a retired partner of Deloitte & Touche LLP, where he worked for thirty years until his retirement in June 1989. He is also serves on the Board of Directors of Ion Systems, Inc. and Business Resource Group.

   Dale L. Peterson, age 64, joined the Company's Board of Directors in June 1994. He is retired from Signal Technology Corp., where he served in the capacities of President, Chief Executive Officer and Chairman of the Board of Directors during his employment which commenced in 1989.

                      THE BOARD OF DIRECTORS RECOMMENDS
                A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 2000, by (i) each shareholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees, (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group.

      5% SHAREHOLDERS, DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                                          Number of Shares
                                                       Beneficially Owned(1)
                                                       ---------------------
5% Shareholders, Directors, Nominees and Named           Number    Percent(2)
  Executive Officers                                   ----------  ---------

Raymond D. Zinn(3)                                      6,001,400    14.3%
Warren H. Muller(4)                                     5,844,400    14.0%
Capital Research & Management Company
  333 South Hope Street, 55th Floor
  Los Angeles, CA  90071(5)                             3,126,400     7.5%
Putnam Investments, Inc.
  One Post Office Square
  Boston, MA  02109(6)                                  2,300,980     5.5%
Barry Small(7)                                             85,000     *
Robert Whelton(8)                                          80,000     *
Dale L. Peterson(9)                                        78,500     *
Larry L. Hansen(10)                                        62,500     *
George Kelly(11)                                           59,500     *
George Anderl                                              23,000     *
All executive officers and directors as a group
  (13 persons)(12)                                     12,344,299    29.1%

____________________
*Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the tables have sole voting and investment power with respect to the shares set forth opposite such person's name.
(2) Percentage beneficially owned is based on 41,789,236 shares outstanding as of March 31, 2000.
(3) Includes 134,000 shares subject to stock options exercisable within 60 days of March 31, 2000.
(4) Includes 54,000 shares subject to stock options exercisable within 60 days of March 31, 2000.
(5) Based on a Schedule 13G dated February 10, 2000, Capital Research & Management Company has sole dispositive power with respect to 3,126,400 shares of the Company's Common Stock as of December 31, 1999.
(6) Based on a Schedule 13G dated February 7, 2000 Putnam Investments, Inc. has shared voting power and shared dispositive power with respect to 2,300,980 shares of the Company's Common Stock.
(7) Includes 80,000 shares subject to stock options exercisable within 60 days of March 31, 2000.
(8) Includes 80,000 shares subject to stock options exercisable within 60 days of March 31, 2000.
(9) Includes 62,500 shares subject to stock options exercisable within 60 days of March 31, 2000.
(10) Includes 42,500 shares subject to stock options exercisable within 60 days of March 31, 2000.
(11) Represents 22,000 shares held of record by the Kelly Family Trust of which Mr. Kelly is a trustee. Includes 37,500 shares subject to stock options exercisable within 60 days of March 31, 2000.
(12) Includes 563,499 shares subject to stock options exercisable within 60 days of March 31, 2000

Relationships Among Directors or Executive Officers

   There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

   The Board of Directors held five regularly scheduled or special meetings during the fiscal year ended December 31, 1999 (the "Fiscal Year"). Each current member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees on which he served during the Fiscal Year. The Company has standing Audit and Compensation Committees of the Board of Directors. The Board of Directors does not have a nominating committee or committee performing the functions of a nominating committee.

   Audit Committee. The Audit Committee, consisting of Messrs. Kelly and Hansen, reviews with the Company's independent auditors and management the scope and results of the annual audit, the scope of other services provided by the Company's independent auditors, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent auditors, as well as other matters which may come before it or as directed by the Board of Directors. The Audit Committee met four times during the Fiscal Year.

   Compensation Committee.  The Compensation Committee consists of
Messrs. Kelly and Peterson. The Compensation Committee makes recommendations to the Board of Directors regarding all forms of compensation to executive officers and all bonus and stock compensation to employees, administers the Company's stock option plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee met two times during the Fiscal Year.

Employment Agreements

   None of the Named Executive Officers has an employment agreement with the Company.

Compensation of Directors

   Non-employee directors of the Company receive $1,000 in compensation for each Board of Directors meeting attended and $1,000 for each Committee meeting not held in conjunction with a Board meeting.

   The Company's 1994 Stock Option Plan (the "1994 Option Plan") provides for annual automatic grants of nonqualified stock options to continuing non-employee directors. On the date of each annual shareholders' meeting, each individual who is at the time continuing to serve as a non-employee director will automatically be granted an option to purchase 5,000 shares (which number was not increased as a result of the stock dividend) of the Company's Common Stock. All options automatically granted to non-employee directors will have an exercise price equal to 100% of the fair market value on the date of grant and become exercisable over time. On May 27, 1999, Messrs. Kelly, Hansen and Peterson received automatic stock option grants under the Company's 1994 Option Plan for 5,000 (which number was subsequently adjusted for the stock dividend to 10,000) shares each of the Company's Common Stock at an exercise price of $55.875 per share.

Compensation Committee Report on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

   Compensation Philosophy. The Committee believes that the primary goal of the Company's compensation program should be related to creating shareholder value. The Committee seeks to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and shareholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance.

   The compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation.

   Salary. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the officer's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Committee in accordance with certain criteria which include (i) individual performance, (ii) the functions performed by the executive officer, (iii) the scope of the executive officer's on-going duties, (iv) general changes in the compensation peer group in which the Company competes for executive talent and (v) the Company's financial performance, generally. The weight given such factors by the Committee may vary from individual to individual.

   Bonus. In order to increase incentives for outstanding performance, a portion of each executive officer's compensation is paid in the form of contingent cash bonuses. The bonus amounts for executive officers are dependent in part on the Company's net income performance, as well as individualized criteria such as achievement of specified goals for the department or divisions for which the executive officer has responsibility and satisfactory completion of special projects supervised by the executive officer.

   Long-Term Incentive Awards. Stock options serve to further align the interests of management and the Company's shareholders by providing executive officers with an opportunity to benefit from the stock price appreciation that can be expected to accompany improved financial performance. Options also enhance the Company's ability to attract and retain executives. The number of option shares granted and other option terms, such as vesting, are determined by the Committee, based on recommendations of management in light of, among other factors, each executive officer's level of responsibility, prior performance and other compensation. However, the Company does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

   Chief Executive Officer Compensation. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Raymond D. Zinn's base salary for fiscal 1999 was $294,754. Mr. Zinn's base salary for 1999 was established, in part, by comparing the base salaries of chief executive officers at other companies of similar size and geographic location using published compensation sources. Mr. Zinn's compensation is also based on his position and responsibilities, his past and expected contribution to the Company's future success and on the financial performance of the Company.

   Policy Regarding Deductibility of Compensation. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held corporation, which is not performance-based compensation is limited to no more than $1 million per year per officer. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. Option grants under the 1994 Stock Option Plan are intended to qualify as performance-based compensation not subject to the $1 million limitation.

                                            COMPENSATION COMMITTEE

                                          Dale L. Peterson, Chairman
                                          George Kelly

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table sets forth the annual compensation earned during the years ended December 31, 1999, 1998 and 1997 by the Company's Chief Executive Officer and each of the Named Executive Officers:


                            Summary Compensation Table

                                 Annual            Long-Term
                              Compensation        Compensation
                      --------------------------  ------------
                                                  Securities    All Other
Name and                      Salary     Bonus    Underlying  Compensation
Principal Position    Year      ($)      ($)(1)   Options(#)     ($)(2)
------------------    ----   --------   --------  ----------  ------------
Raymond D. Zinn,....  1999   $294,754   $400,000    250,000      $ 8,450
   President, Chief   1998    277,240    300,000       --          8,972
   Executive Officer  1997    268,406    300,000       --         18,072
   and Chairman of
   the Board

George Anderl,......  1999    232,933(3)  50,000     90,000        2,075
  Vice President,     1998    210,909(4)  53,000       --          1,665
  Sales and           1997    161,687    129,800       --          1,670
  Marketing

Robert Whelton,(5)..  1999    203,849    100,000       --          2,075
  Executive           1998    200,000    125,000       --          1,665
  Vice President,     1997         --       --      200,000          --
  Operations

Barry Small,(6).....  1999    169,009    100,000       --          1,337
  Vice President      1998    110,154       --      200,000        1,133
  Wafer Fabrication
  and Manufacturing

Warren H. Muller,...  1999    199,912     60,000     90,000        8,075
  Vice President      1998    187,461    100,000       --          7,665
  and Secretary       1997    185,163    100,000       --          7,729

_______________

(1) All bonuses for a particular year reflect amounts earned in that year whether or not paid in that or the following year.
(2) Represents premiums paid on term life insurance and in 1998 and 1999, automobile allowances of $6,375 for Mr. Zinn and $6,000 for Mr. Muller.
(3)  Includes commissions of $62,724.
(4)  Includes commissions of $57,467.
(5) Mr. Whelton joined in Company in December, 1997. He commenced receiving salary effective January 1, 1998.
(6)  Mr. Small joined the Company on April 21, 1998.

                      Option Grants In Last Fiscal Year

   The following table provides certain information with respect to the grant of stock options under the Company's 1994 Option Plan to each of the Named Executive Officers during the year ended December 31, 1999.



                      Number of                                            Potential Realizable
                     Securities      % of Total                              Value at Assumed
                     Underlying      Options to    Exercise                Annual Rate of Stock
                      Options       Employees in   Price Per  Expiration    Price Appreciation
Name                 Granted(1)    Fiscal Year(2)  Share (3)     Date       for Option Term(5)
----------------    ------------   -------------- ----------  ----------  ----------------------
                                                                              5%          10%
                                                                          ---------   ----------
Raymond D. Zinn...     250,000         12.1%       $26.6063     2/22/09   $3,198,160  $9,032,474
George Anderl.....      90,000          4.4         24.1875     2/22/09    1,369,025   3,469,378
Robert Whelton....        --             --           --          --            --          --
Barry Small.......        --             --           --          --            --          --
Warren H. Muller..      90,000          4.4         26.6063     2/22/09    1,151,337   3,251,691

_______________

(1) Each of these options vests over five years at a rate of 20% of the shares subject to the option per year and has a ten-year term.
(2) Based on a total of 2,062,750 options granted to employees of the Company in 1999, including the Named Executive Officers.
(3) The exercise price per share of options granted to Mr. Zinn and Mr. Muller represented 110% of the fair market value of the underlying shares of Common Stock on the date the options were granted. The exercise price per share of options granted to Mr. Anderl represented the fair market value of the underlying shares of Common Stock on the date the options were granted.
(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1999.




                                                                 Number of Securities                  Value of
                                                                Underlying Unexercised               Unexercised
                                                                      Options at               In-the-Money Options at
                                    Shares                        December 31, 1999(#)         December 31, 1999($)(2)
                                   Acquired         Value     ---------------------------   --------------------------
          Name                  on Exercise(#) Realized($)(1)  Exercisable  Unexercisable    Exercisable Unexercisable
          -------            -----------------  ------------- ------------ ---------------  ------------ -------------
Raymond D. Zinn....                   --              --           84,000       306,000       $4,465,062   $10,559,646
George Anderl......                  15,000      $  650,938        35,000       250,000        1,872,518    11,507,625
Robert Whelton.....                  80,000       1,266,255        80,000       240,000        3,555,040    10,665,120
Barry Small........                   --              --           40,000       160,000        1,569,400     6,277,600
Warren H. Muller...                   --              --           36,000       114,000        1,913,598     4,005,590

______________
(1) Calculated by determining the difference between the fair market value of the securities underlying the option on the date of exercise and the exercise price of the Named Executive Officers' respective options.

(2) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1999
     ($56.9380 per share) and the exercise price of the Named Executive Officers' respective options.

Stock Performance Graph

   The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from the date of the Company's initial public offering (December 9, 1994) through the end of the Company's last fiscal year (December 31, 1999), with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies) and the Hambrecht & Quist Technology Index. The comparison assumes an investment of $100 on December 9, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


              {PERFORMANCE GRAPH FOR THE PERIOD DECEMBER 9, 1994
                    THROUGH DECEMBER 31, 1999 APPEARS HERE}

     The following table sets forth the data points used in preparing the Performance Graph:

                                      CHASE H&Q
                                      Technology     Nasdaq Stock
        Dates         Micrel, Inc.      Index        Market - U.S.
      ---------       ------------  --------------   -------------
      12/31/94           100.00          100.00          100.00
      01/31/95           107.76           98.54          100.53
      02/28/95           122.41          107.08          105.81
      03/31/95           120.69          111.98          108.95
      04/30/95           122.41          120.37          112.38
      05/31/95           145.69          124.68          115.29
      06/30/95           158.62          139.69          124.62
      07/31/95           162.07          152.45          133.77
      08/31/95           193.10          154.19          136.49
      09/30/95           193.10          157.87          139.63
      10/31/95           156.90          160.09          138.83
      11/30/95           113.79          158.12          142.09
      12/31/95           134.48          149.52          141.33
      01/31/96           129.31          151.73          142.04
      02/29/96           104.31          159.34          147.46
      03/31/96            98.28          152.40          147.95
      04/30/96           117.24          173.47          160.21
      05/31/96           113.79          176.08          167.56
      06/30/96           115.52          163.25          160.01
      07/31/96           118.97          146.48          145.76
      08/31/96           125.86          155.34          153.94
      09/30/96           163.79          173.30          165.70
      10/31/96           141.38          170.82          163.87
      11/30/96           173.28          190.97          174.04
      12/31/96           218.10          185.84          173.89
      01/31/97           262.93          205.74          186.23
      02/28/97           234.48          188.94          175.93
      03/31/97           200.00          177.13          164.46
      04/30/97           301.72          183.69          169.58
      05/31/97           365.52          211.34          188.79
      06/30/97           351.72          213.21          194.59
      07/31/97           452.59          247.51          215.10
      08/31/97           493.10          248.21          214.79
      09/30/97           583.62          258.39          227.52
      10/31/97           494.83          230.79          215.67
      11/30/97           477.59          228.38          216.81
      12/31/97           386.21          217.87          213.07
      01/31/98           417.24          231.84          219.82
      02/28/98           506.03          259.42          240.49
      03/31/98           523.28          263.80          249.36
      04/30/98           541.38          274.07          253.57
      05/31/98           431.47          254.08          239.49
      06/30/98           448.28          270.08          256.21
      07/31/98           413.79          266.67          253.22
      08/31/98           400.86          209.72          203.17
      09/30/98           365.52          240.08          231.37
      10/31/98           453.45          260.32          241.36
      11/30/98           559.48          291.27          265.78
      12/31/98           758.62          338.89          300.25
      01/31/99           679.31          385.25          343.91
      02/28/99           620.69          342.56          313.08
      03/31/99           690.52          369.08          335.86
      04/30/99           812.07          383.00          345.30
      05/31/99           772.41          388.26          337.34
      06/30/99          1020.69          437.12          367.47
      07/30/99          1089.66          431.15          362.12
      08/31/99          1056.90          452.13          376.46
      09/30/99          1196.55          462.43          375.85
      10/31/99          1500.00          510.96          403.16
      11/30/99          1358.62          597.28          446.17
      12/31/99          1570.69          756.85          542.43

                                PROPOSAL NO. 2
             AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
         TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   In February, 2000, the Board of Directors unanimously approved an amendment to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 100,000,000 shares to 250,000,000
shares (the "Amendment").   No increase in the number of shares of Preferred
stock of the Company, currently 5,000,000 shares, is proposed or anticipated.

   If approved by the shareholders, the Amendment will become effective upon the filing of a Certificate of Amendment of Articles of Incorporation with the California Secretary of State. The Amendment would change Section .1 of Article III of the Company's Articles of Incorporation to read in its entirety as follows:

      "3.1. Authorized Capital Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, no par value, and five million (5,000,000) shares shall be Preferred Stock, no par value."

Purpose and Effect of the Amendment

   As of the Record Date, of the Company's 100,000,000 authorized shares of Common Stock, 41,723,200 shares were issued and outstanding, and 11,180,222 shares were reserved for future issuance pursuant to the Company's current stock option plans and stock purchase plan (together, the "Plans"). The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional shares available to meet the Company's future business needs as they arise. Among other things, the increase will provide shares to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities.

   If the proposed Amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased from 100,000,000 shares to 250,000,000 shares. If the Amendment were adopted, as of the Record Date, 197,096,578 shares would be available for issuance by the Board of Directors, without any further shareholder approval, except for certain issuance of shares which require shareholder approval in accordance with law, regulation or stock exchange rule. The Board of Directors believes that the availability of such additional shares will provide the Company with the flexibility to issue common stock for the purposes stated above without further action by the Company's shareholders. If the Amendment is not approved, the number of authorized shares will remain the same and management will have limited flexibility to do the things described above. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue any of the additional shares of Common Stock.

   There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights or any other shareholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

Potential Anti-Takeover Effect

   The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and its shareholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

   The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment.

                      THE BOARD OF DIRECTORS UNANIMOUSLY
               RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.


                                PROPOSAL NO. 3
                     RATIFICATION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending December 31, 2000. Deloitte & Touche has been the Company's independent auditors since 1980. In the event that ratification of this selection of auditors is not approved by a majority of the shares of the Company's Common Stock voting at the Annual Meeting in person or by proxy, management will reconsider its future selection of auditors.

   A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. Moreover, he or she will be available to respond to appropriate questions from the shareholders.

   Unless marked to the contrary, proxies received will be voted "FOR" the ratification of the appointment of Deloitte & Touche as the independent auditors for the Company for the fiscal year ending December 31, 2000.

                      THE BOARD OF DIRECTORS RECOMMENDS
    A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE
                        COMPANY'S INDEPENDENT AUDITORS


                                OTHER MATTERS

Annual Report and Financial Statements

   The 1999 Annual Report of the Company, which includes its audited financial statements for the fiscal year ended December 31, 1999, has accompanied or preceded this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") are required to report, to the Securities and Exchange Commission and to the Nasdaq Stock Market, their initial ownership of the Company's stock and any subsequent changes in that ownership. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

   Based solely on its review of the copies of such reports received by it or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, the Company believes that during fiscal 1999, all

Reporting Persons complied with all applicable filing requirements, except one Form 4 filing covering an option grant to Dale L. Peterson, one Form 4 filing covering an option grant to George Kelly, one Form 4 filing covering an option grant to Larry Hansen, and one Form 3 filing reporting the appointment of Carlos Mejia, Jr. as Vice President of Human Resources were inadvertently filed late.

Shareholder Proposals

   Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, not earlier than February 1, 2001 nor later than March 4, 2001. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

   Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company's 2001 annual meeting of shareholders must be received by the Company not later than December 19, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Other Business

   The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

   It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to fill in, sign and promptly return the accompanying proxy card in the enclosed envelope.
By Order of the Board of Directors,


                                         /S/ Raymond D. Zinn
                                   --------------------------------------
                                   Raymond D. Zinn
                                   President, Chief Executive Officer and
                                   Chairman of the Board of Directors


April 18, 2000
San Jose, California

                        [FORM OF FRONT OF PROXY CARD]

                                                                     PROXY

                             MICREL, INCORPORATED
                             1849 FORTUNE DRIVE
                             SAN JOSE, CA 95131

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON MAY 25, 2000.

    Raymond D. Zinn and Richard D. Crowley, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Micrel, Incorporated (the "Company"), to be held on Thursday, May 25, 2000, and any adjournment or postponement thereof.

    Election of five directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: RAYMOND D. ZINN, WARREN H. MULLER, LARRY L. HANSEN, GEORGE KELLY AND DALE L. PETERSON.

               (Continued, and to be signed on the other side)

                         [FORM OF BACK OF PROXY CARD]

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2 and 3 .

Shares represented by this proxy            2. Approval of an amendment to
will be voted as directed by the               the Company's Restated
shareholder. If no such directions             Articles of Incorporation to
are indicated, the Proxies will                increase the number of shares
have authority to vote FOR the                 of Common Stock which the
election of all directors and FOR              Company is authorized to issue
proposals 2 and 3.                             from 100,000,000 shares to
                                               250,000,000 shares.
1. Election of Directors                       [ ]FOR [ ]AGAINST [ ] ABSTAIN
    (see reverse)
   [ ] FOR        [ ] WITHHELD              3. To ratify the appointment of
                                               Deloitte & Touche LLP as the
    FOR, except vote withheld                  Company's independent auditors
    from the following nominee(s):             for the fiscal year ending
                                               December 31, 2000.
    ______________________________             [ ]FOR [ ]AGAINST [ ] ABSTAIN

                                            4. In their discretion, the
    ______________________________             Proxies are authorized to
                                               vote upon such other business
                                               as may properly come before
                                               the Annual Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT [ ]



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.


Signature ______________________________________    Date ______________, 2000
Please sign as name appears herein.  Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.